
Cardinal Ethanol News
Fueling energy independence.

May 2014

Notes from the Plant

CSX Safety Award

For the 5th consecutive year, Cardinal Ethanol, LLC has been the recipient of the CSX Safety Excellence Award (CSEA) which highlights the Company's commitment to chemical safety and the safe transport of hazardous chemicals. It is an honor to be recognized by CSX for the safe transportation of chemicals.

Safety is an integral part of our company and we are dedicated to transporting our products securely and safely to protect communities and the environment. As it is with Cardinal, safety is a way of life at CSX, and Cardinal is proud to partner with the CSX to ensure that our products are shipped as safely and as efficiently as possible.

The CSEA specifically recognizes companies that ship over 600 or more rail cars during the year on the CSX Rail Lines with no non-accidental hazardous chemical releases. Cardinal ships approximately 3,000 cars of ethanol annually.

GMO Corn Varieties

Recently we have received some questions on certain strains of genetically modified corn. Since a significant amount of dried distillers grains product from the Cardinal Ethanol plant has the potential to be exported at any given time, it is important for you to know that non-approved varieties compromise our ability to provide our dried distiller's grain to strategic and vital export customers. As a corn producer or customer of Cardinal Ethanol, please check with your seed sales representative if you have any doubts about your seed corn and respectfully follow their stewardship guidelines if you plan to grow unapproved varieties of corn. We reserve the right to test deliveries and decline any loads that test positive. If you have any questions or concerns, please contact our office.

For more information regarding approved corn varieties you may find the National Corn Growers Association website a valuable resource. The web link is: http://www.ncga.com/for-farmers/know-before-you-grow

Projects Update

If you have been around the facility lately, you've probably noticed a new GSI grain bin that was erected this past fall and winter. The new 730,000 bushel grain bin will be instrumental in allowing Cardinal to be more flexible and efficient in our grain receiving operations. The additional storage should provide opportunities to allow for expanded dump times when grain is moving at its peak. With the addition of the new bin, Cardinal now has an approximate storage capacity of 2.4 million bushels or 68% of our monthly grind.

Another change that you will notice when coming towards the plant from the west on SR 32 is a new sign. It's expected the sign will be completed within the next couple weeks.

Finally, we'll be completing a maintenance shutdown in June to install some new technologies and for general maintenance and cleaning items that need to be completed to keep the plant running in tip-top shape.

Second Quarter Fiscal Year 2014 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the second fiscal quarter ended March 31, 2014. As you can see, the results for the first six months are very good! Some of the highlights from the quarter include:

- In February we amended our loan agreement to reduce the amount available on the Declining Revolving Note from $26 million to $5 million. In exchange, the bank agreed to remove certain covenants and restrictions the loan agreement previously imposed on member distributions.
- Again, margins were outstanding during the quarter due to significantly lower corn prices (from a large 2013 harvest) and strong ethanol prices (from low ethanol supplies caused by rail logistical problems).
- The plant continues to run at a rate of 113 million gallons per year or higher, resulting in higher production rates compared to the same time last year.
- Although corn oil prices were approximately 16.22% lower for the six months ended March 31, 2014 as compared to the same period in 2013, we sold approximately 29.39% more pounds of corn oil during the 2014 period compared to the same period in 2013.
- Corn prices were down 43.55% for the six months ended March 31, 2014, compared to the same period in 2013.
- Average natural gas prices were up over 92% for the six months compared to the same period last year. This is due to the extreme cold and duration of winter.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Quarter 2 Fiscal Year 2014 Financial Results		
Statements of Operations (Six Months Ended)		
	3/31/2014	*3/31/2013*
Revenues	$ 156,638,634	$ 174,852,618
Cost of Goods Sold	114,746,972	165,092,043
Gross Profit	41,891,662	9,760,575
Operating Expenses	2,306,201	2,270,381
Operating Income	39,585,461	7,490,194
Other Income (Expense)	(695,453)	(1,282,926)
Net Income	$ 38,890,008	$ 6,207,268
Net Income Per Unit	$ 2,662.61	$ 424.98
Balance Sheets		
	3/31/2014	*9/30/2013*
Assets	$ 164,855,647	$ 168,780,076
Current Liabilities	$ 16,403,888	$ 13,149,364
Long Term Debt	$ -	$ 24,154,710
Member's Equity	$ 148,451,759	$ 131,476,002
Total Liabilities & Member's Equity	$ 164,855,647	$ 168,780,076
Book Value Per Share	$ 10,164	$ 9,002

*This information has been derived from the unaudited and audited Financial Statements and accompanying notes included in our Form 10-Q, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the May 20th meeting, the board approved a distribution in the amount of $1,500 per unit for holders of record at the close of business on that date. This distribution is expected to be paid to members by early June. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Join Growth Force Today

As a supporter of the ethanol industry, it is important for you to get involved in the education of consumers regarding the benefits of ethanol to America. To learn more about how you can advocate for the ethanol industry today, sign up for FREE at www.growthforce.org. The Growth Force and Growth Energy websites are full of educational information and benefits you can start sharing with people today.

Cardinal's Biggest Assets

Cardinal is extremely excited to announce the addition of two new members of the Cardinal Management Team. Greg Roy is Cardinal's new Commodity Manager and Mark Durr is our new Maintenance Manager.

Greg has extensive experience in risk management, domestic and export commodity trading, rail/truck transportation and logistics and grain processing asset management. With over 35 years in the Ag/Grain business, Greg brings skills, experience and talents that will enable us to continue our solid market presence, while allowing new insights and greater diversity to help maximize Cardinal's strategic location and take advantage other opportunities that might be available.

Mark has over 7 years of experience within the ethanol industry having held the same position for other similar sized ethanol plants over that time. His vast experience in maintaining budgets, employee training, and safety, reducing downtime and managing capital projects will allow Cardinal to grow its maintenance personnel and elevate the maintenance department to further strengthen Cardinal's competitive advantage.

Cardinal has three employees who are actively serving in our Nation's Military Reserve. Eric Hollopeter is in the Air Force Reserve. Eric has recently been deployed and is serving the Country in Western Asia, in Qatar. Mylon Cox and James Smith serve with the Army National Guard as well.

Cardinal is extremely proud of these individuals and appreciates their contributions to Cardinal, as well as their dedication and commitment to protecting the rights and freedoms of the citizens of the United States of America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.